Vote on HomeStreet’s WHITE Proxy Card Today HomeStreet Sends Letter to Shareholders Company is Executing its Strategic Plan to Grow and Diversify Revenue and Earnings and Deliver Shareholder Value HomeStreet has a Strong Board Composed of Highly-Qualified Directors who are Proven Leaders – with Expertise in Areas that are Critical to the Success of the Company The Board is Committed to Sound Corporate Governance Practices that Provide Independent Oversight and Protect the Best Interests of All Shareholders Roaring Blue Lion’s Claims are Misguided, Misleading or False and Its Recommended Actions Would Increase Risk, Delay HomeStreet’s Strategy and Negatively Impact the Long-Term Prospects of the Business Urges Shareholders to Vote on HomeStreet’s WHITE Proxy Card to Protect the Company’s Ability to Continue Executing its Strategic Plan and Drive Shareholder Value Creation SEATTLE – (May 9, 2018) – The Chairman of the Board of Directors of HomeStreet, Inc. (Nasdaq: HMST) (the “Company” or “HomeStreet”), the parent company of HomeStreet Bank, today sent a letter to shareholders in connection with the Company’s upcoming 2018 Annual Meeting of Shareholders (the “2018 Annual Meeting”), which is scheduled to be held on May 24, 2018. The full text of the letter follows: May 9, 2018 Dear Fellow Shareholders, On behalf of the Board of Directors, we would like to take this opportunity to communicate to you the progress that HomeStreet is making in executing our strategic plan and delivering shareholder value, as well as the importance we place on ensuring that our Board of Directors has the right combination of experience and expertise to serve the best interests of all shareholders. As we approach the 2018 Annual Meeting, we ask you to carefully consider the following points. 1

HomeStreet Has Been Executing its Plan – And it is Working

HomeStreet's strategy has produced exceptional growth and delivered significant shareholder value since our IPO in February 2012. Since that time, total shareholder return (TSR) has reached 149%, in-line with the KBW Regional Banking Index and outperforming the SNL U.S. Thrift Index by 28 percentage points.[1] Over this period, the Company has been focused on growing and diversifying our earnings to maximize long-term value.


Total Shareholder Return
HMST
KBW Regional Bank Index (KRX)
SNL U.S. Thrift Index
250%
200%
150%
100%
50%
0%
(50%)
149%
144%
121%
Feb 9, 2012
Jan 1, 2013
Jan 1, 2014
Jan 1, 2015
Jan 1, 2016
Jan 1, 2017
Jan 1, 2018

The four core components of our strategy are:

- ✓ Expand our Commercial and Consumer Banking Segment;
- ✓ Optimize our Single Family Mortgage Banking Segment;
- ✓ Manage expenses, including investments in growth, in a disciplined manner; and
- ✓ Adhere to an efficient use of capital.

We have made significant progress to date against this strategy. HomeStreet's story is one of transformation – from a troubled thrift following the 2008-2009 financial crisis, during which time many banks and thrifts failed, into a regional commercial bank with a diversified array of products and services.

However, building a commercial banking business from the ground up takes time, and there is more work to be done. We believe that our strategy will maximize shareholder value, which is why we are focused on consistent execution. Below are some specific examples of how we have been implementing our strategy thus far:

[1] Sources: Bloomberg Finance LP and SNL Financial. Total return includes stock price appreciation and dividends from February 9, 2012 to May 7, 2018. KBW Regional Bank Index is comprised of 50 publicly traded, regionally diversified midcap banking institutions, and is calculated using equal float-adjusted market-capitalization weighted methodology. SNL U.S. Thrift includes all Major Exchange-traded (NYSE, NYSE MKT, NASDAQ) Thrifts in SNL Financial's coverage universe.

2

 In the years since our IPO we have made substantial progress toward our goals of growth and diversification:  Total assets have grown from $2.3 billion to $6.9 billion, a 20% compound annual growth rate (CAGR).  Our loans held for investment have grown from $1.3 billion to $4.8 billion, a 23% CAGR.  Our deposits have grown from $2.0 billion to $5.0 billion, a 16% CAGR.  Our retail branch network has expanded from 20 to 62.  We were ranked the 4th largest bank headquartered in Washington State by 12/31/17 assets.  Named to Fortune Magazine’s 2017 “100 Fastest Growing Companies” list.  Since our IPO, we have invested significantly in our commercial banking segment to diversify our net income, and we have built a powerful commercial and consumer banking platform in highly attractive markets.  The Commercial and Consumer Banking Business reported record net income of $42.1 million for 2017, driven primarily by an 18% increase in loans held for investment, all of which was from organic growth.  In the first quarter of 2018, both deposits and loans held for investment increased by 6%.  The growth of the Commercial and Consumer Banking Business has reduced our reliance on the Mortgage Banking Business while allowing us to benefit from periods of strong mortgage performance. Our reliance on mortgage banking revenue and income has been declining since our IPO in 2012. o Revenue from our Commercial and Consumer Banking Business increased from 20% of total revenue in 2012 to 43% in 2017, increasing by a compound annual growth rate of 30%. In the first quarter of 2018 revenue from our Commercial and Consumer Banking Business represented 48% of total revenue.  Consistent with our strategy, we restructured our Mortgage Banking Business in Q3 2017 – including expense reductions – in response to growing challenges in the mortgage market. These efforts have continued in 2018, with Q1 2018 headcount reductions of 37 full-time equivalents in the Mortgage Banking segment.  The Mortgage Banking Business remains an important part of HomeStreet’s heritage – since our founding as a privately held mortgage company in 1921 – and our business going forward. We believe that these restructuring steps will align our cost structure with our current production opportunities and return the profitability of the Mortgage Banking Business to appropriate levels.  As Sandler O’Neill and Partners noted in an April 25, 2018 research report, “… [HomeStreet] has weathered many mortgage cycles in the past and it remains extremely well capitalized and well prepared to adjust as needed and move on.” 3

Ensuring the Right Board is in Place We believe that HomeStreet’s Board of Directors has the experience, perspectives, and independence needed to protect and promote the interests of all shareholders. Our directors are highly-qualified and are proven leaders – each of them has more than 20 years of executive and operating experience in banking, finance, real estate or other related industries. Our directors up for re-election at this year’s Annual Meeting are three valuable members of our Board.  Scott M. Boggs, our Lead Independent Director and Audit Committee Chair, has extensive audit, accounting and financial experience and expertise. Mr. Boggs is an important central voice for the independent directors. He is a former corporate controller of Microsoft Corporation and a former accounting and information systems professor at Seattle University’s business school, where he currently serves on the University’s Internal Audit Advisory Board. Mr. Boggs started his career as a certified public accountant (currently inactive) with Deloitte, Haskins & Sells, and has also previously served on the Board of Cascade Natural Gas Corporation.  Douglas I. Smith, Chair of our Human Resources and Corporate Governance Committee, has valuable experience in residential construction lending as well as home building and land development. He is a director of and has worked for Miller and Smith Inc., a privately held residential land development and home building company in metropolitan Washington, D.C., since 1992, and has served as its president since 2002. Mr. Smith holds an MBA degree from Harvard Business School.  Mark Patterson brings a valuable perspective as a sophisticated institutional investor with extensive operational experience in addition to his experience serving on the board of a public financial services company. He also possesses intimate knowledge of HomeStreet, both from his time as a portfolio manager at NWQ Investment Management Company, overseeing financial services sector investments, and as a substantial individual HomeStreet shareholder himself (including 95,000 shares purchased in the open market). Mr. Patterson was recently appointed to our Board as part of its continuing refreshment process. He was a director of FBR & Co. from 2015 until the company's sale in 2017, having served on its audit and compensation committees. Mr. Patterson began his career in 1989 at U.S. Bancorp, including as VP of Investor Relations, where he was a primary contact between the bank holding company and the investment community. In that role, he performed detailed valuation and capital planning financial analysis that informed the company’s strategic direction. Diversity on our Board is also a key issue for us. Drawing from a diverse pool of candidates can broaden the range of talent and help us in our ongoing pursuit of effective, independent decision-making. We have an active search underway for a qualified candidate who meets the stated diversity goals of the Company, as we noted in a press release in January 2018, and we expect to be able to appoint an additional director in the coming months. This is also why we’ve explicitly stated our diversity goals in HomeStreet’s Principles of Corporate Governance. Furthermore, we are focused on ensuring that we have sound corporate governance mechanisms in place to protect the best interests of all shareholders. We believe that independent oversight is paramount, which is why we have a strong Lead Independent Director and why this role is built on a broader set of structures and practices to create a culture of independence and objectivity in the boardroom. 4

Roaring Blue Lion’s Critiques are Misguided, Misleading or False Recently, you may have received or seen a letter and various materials from Roaring Blue Lion Capital Management, L.P. or its affiliates (each such entity, “Roaring Blue Lion”) soliciting votes against the election of two of our director candidates for HomeStreet’s Board at the 2018 Annual Meeting. We urge you NOT to use any proxy card provided by Roaring Blue Lion, and instead to complete and return the Company’s WHITE proxy card today. Roaring Blue Lion’s recommended actions with respect to our business would increase risk, delay our strategy and negatively impact the long-term prospects of our business. Despite the Board’s repeated attempts to engage with Roaring Blue Lion in productive discussions, its principal, Charles W. Griege, Jr., remains resolute in pursuing a disruptive and costly proxy contest. Furthermore, Roaring Blue Lion has made many baseless, misleading and – in some cases simply false – claims about the Company in what we believe is a desperate attempt to sway shareholders.  Roaring Blue Lion’s selective choice of performance periods and mischaracterization of HomeStreet’s IPO pricing don’t tell the whole story.  Using a five-year TSR evaluation period for HomeStreet – which has a significant Mortgage Banking Business – introduces the potential for cyclical bias.  Performance since our IPO is a more representative timeframe. Over this period (2/9/2012 to 5/7/2018), HMST’s TSR was 149%, performing in-line with the KRX’s TSR of 144%. The stock appreciated significantly in the nine months following our IPO – a direct consequence of the cyclically strong returns of our mortgage business.  Since the first quarter of 2012, our tangible book value per share has grown at a compound annual growth rate of 10.9%; in contrast, the California and Pacific Northwest peers used by Roaring Blue Lion grew tangible book value per share at median CAGRs of 6.0% and 2.2%, respectively.  HomeStreet’s IPO was priced at 84% of pro forma tangible book value per share. Price-to-pro- forma tangible book value (P/TBV) per share is an industry standard way to describe valuation in an IPO, and a method that is widely used by many investors. The use of non-standard definitions in the P/TBV per share ratio can reduce transparency and comparability versus peers. Investors typically incur immediate accretion or dilution in book value per share when an offering is consummated, so the pre-IPO book value per share is no longer relevant the moment that the offering occurs and is not the appropriate valuation measure for IPO investors.  Performance over the last year has been challenged by the cyclical nature of the mortgage industry, which has caused us to underperform other financial institutions who are not as concentrated in the mortgage business as we are – our diversification strategy is designed to mitigate the impact of mortgage banking cyclicality over time.  Roaring Blue Lion’s characterization of the Securities and Exchange Commission (SEC) settlement and its implications ignores the facts.  There were no fraud or intent to deceive findings made by the SEC, and in the settlement agreement, the Company did not admit or deny the SEC’s findings or any wrongdoing.  In 2014, the Company itself identified the hedge accounting errors, voluntarily disclosed them and fully remediated them within weeks and, notably, before any SEC investigation.  Lead Independent Director Scott Boggs led an investigation through a special Board committee with Mary Oldshue, who was a member of the Bank Board at the time – along with independent outside counsel – to identify, remediate and disclose the relevant activity in 2014, before the SEC investigation started. The special committee found no reasonable evidence that anyone took any action to intentionally misstate the financial results or financial position and found no intent to deceive or defraud.  The only times HomeStreet reported that it had a material weakness in its internal accounting controls was in its Q3 2014 Form 10-Q and 2014 Form 10-K. 5

 While the Company has included a risk factor in each of its annual and quarterly reports since 2015 noting that we have had significant deficiencies in internal controls in the past and cautioning that there is a possibility of significant deficiencies in the future, the inclusion of such a risk factor is not a reporting of actual events. The Company has not reported that it has had significant deficiencies in each of those years, contrary to what Blue Lion has stated.  HomeStreet has addressed all whistleblower protection matters that were the subject of the SEC settlement.  We voluntarily – and prior to the settlement with the SEC – took steps to prevent future violations by adopting standard severance agreement language which makes clear that nothing in those agreements limits former employees’ ability to speak with the SEC.  Furthermore, we reviewed and updated our whistleblower protection policies to ensure they reflect market best practices. Both internal and external stakeholders have access to our whistleblower hotline, which is featured prominently on our internal human resources and external investor relations websites.  The members of HomeStreet’s Audit Committee know the importance of corporate culture that promotes audit and accounting transparency, and they have made sure our updated systems promote an excellent culture of accountability and robust whistleblower protections.  We emphasize to all our managers how important it is to protect whistleblower rights through training and internal policies.  In every Audit Committee meeting, our general counsel provides a report on any calls that we receive on our whistleblower hotline.  HomeStreet’s strategy is the right way to improve results of operations and improve our valuation – not the financial engineering moves Roaring Blue Lion suggests.  We believe there is substantial value in achieving a balanced, diverse stream of income, which drives our strategy. Since our IPO, we have built a significant Commercial and Consumer Banking franchise in highly attractive markets, thereby reducing our reliance on the Mortgage Banking Business.  Mortgage banking is an attractive business that generates a high return on capital across the business cycle and remains a valuable component of our strategy.  A sale of our mortgage servicing rights and subsequent stock buybacks as suggested by Roaring Blue Lion would have a detrimental impact on future operations: . The fact that we retain servicing on the majority of our mortgage loans sold is a competitive advantage to mortgage customers who value the customer service provided by us throughout the life of their loan, and has historically allowed us to capture a meaningful amount of refinancing or future home purchases for these customers. . Because of our long history of superior customer service, strong compliance culture and high credit quality on the loans we originate, our servicing platform is highly efficient and our cost to service these loans is among the lowest in the industry. . Overall, mortgage servicing provides a strong return on invested capital through the business cycle and has historically been countercyclical to mortgage origination.  Since our IPO, we have grown our Commercial and Consumer Banking business and have made substantial progress toward our goal of converting from a traditional thrift to a full service commercial and consumer bank. This process takes time and requires substantial changes in the composition of loans and deposits as well as substantial investment in personnel, technology, and infrastructure. Only recently (2016) did we convert our state banking charter from a thrift to a commercial bank.  HomeStreet’s geographic diversity is an asset, not a liability. 6

 HomeStreet and its investors benefit from geographic diversity.  The markets the Company has entered have attractive demographics and growth prospects, and HomeStreet believes it has excellent managers in place to oversee those markets.  Our markets outside of Washington and Oregon are very attractive markets: . We have been doing business in the Hawaiian Islands for almost 40 years; Hawaii represents a stable economy with strong, consistent international demand and has provided the Company substantial opportunity for deposit gathering and loan origination and includes our largest retail deposit branch in Honolulu, Oahu, with deposits of $307.4 million as of March 31, 2018. . California is one of the largest economies in the world on a stand-alone basis, which allows us to grow meaningfully even without gaining a significant market share.  We have a presence in all of the top ten most active housing markets in the Western U.S.  HomeStreet’s compensation program is aligned with long-term performance and in-line with industry standards.  The majority of our program is performance-based and tied to the achievement of measureable financial metrics selected to incentivize achievement of growth and diversification of earnings and maximize shareholder value.  Annual Incentive Awards are predominantly performance-based, and tied to corporate, business unit or personal goals (i.e., CEO’s program is 80% corporate, 20% individual) with pre-established financial metrics. Targets are rigorous – in 2017, the Annual Incentive Plan achieved 76.86% of target, which resulted in a reduced payout.  Long-term Incentives are 50% time-based RSUs that vest over a three-year period and 50% performance-based RSUs that vest over a three-year period. Performance-based RSUs use Core ROTE2 – a key measure of profitability – as a performance metric since it is closely linked to long- term shareholder value creation.  Roaring Blue Lion’s implication that the Compensation Committee increased the CEO's salary by 40% in 2018 is wrong. Our CEO's salary remained unchanged from 2017 to 2018, and increased by 7.69% in March 2017 from the prior year's levels.  With regard to the compensation of certain executives in our Mortgage Banking segment, it is standard industry practice for compensation incentives for division-level executives to include origination volume in this line of business. For example, Rose Marie David, the head of our Mortgage Banking division, has compensation incentives tied 50% to origination volumes and 50% to profitability.  Roaring Blue Lion’s nomination notice was incomplete in myriad ways, which we believe calls into question its credibility and transparency.  Roaring Blue Lion had previously announced its intent to solicit votes for three proposals and the election of two individuals to HomeStreet’s Board at the 2018 Annual Meeting, but the notice failed to comply with the Company’s advance notice bylaw.  This was not just a simple foot fault or a matter of technicalities as Roaring Blue Lion has suggested.  The 23-page nomination notice was materially incomplete. Our counsel identified at least 32 failures to satisfy the bylaw requirements. . Roaring Blue Lion did not disclose information with respect to the participants in its proxy solicitation, which is both required by the SEC and our bylaws, including share ownership and contracts or understandings with respect to HomeStreet securities. . Roaring Blue Lion declined to disclose an estimate of its proxy solicitation costs and whether it will seek reimbursement of those costs from HomeStreet’s shareholders. 2 Core Return on Tangible Equity (ROTE) is a non-GAAP financial measure. 7

 The rest of the 133-page submission consisted of two copies of the standard director questionnaire, which each director completes every year.  Roaring Blue Lion sued the Company, but the Superior Court of King County, Washington affirmed the Company’s position in a March 30, 2018 ruling.  The Board believes it is important to treat all shareholders fairly and equally, with the same rules and deadlines applying to everyone.  HomeStreet discloses any loans made to insiders according to all applicable rules.  As is common practice in our industry, HomeStreet has made and continues to make home loans and commercial and consumer loans to directors, officers and other related parties in the ordinary course of business. These loans are made on terms readily available to third parties, do not contain features unfavorable to the Company and are underwritten to our normal credit quality standards.  Contrary to Roaring Blue Lion’s claims, we reported these loans made to directors and officers or their related parties as required by “Regulation O”.  The SEC proxy rules do not require that such loans be reported under the proxy rules, and we note as much in our proxy statement on page 79.  Any suggestion of Roaring Blue Lion that these loans were improperly made, inadequately reported or represent any special treatment for related parties is completely false.  This is yet another example of Roaring Blue Lion not understanding the legal requirements applicable to HomeStreet. ### Our Board has a clear strategy for HomeStreet – which has already achieved meaningful results – and the experience and expertise to execute it. The Company’s highly-qualified nominees, Scott M. Boggs, Douglas I. Smith and Mark R. Patterson, have a strong track record of enhancing shareholder value and a deep understanding of HomeStreet’s business. We ask for your support going forward as we continue to execute on our strategy to drive shareholder value creation at HomeStreet. Support continued value creation at HomeStreet and vote for the Company’s nominees on HomeStreet’s WHITE proxy card today. Sincerely, /s/ Mark Mason Chairman of the Board of Directors ### 8

About HomeStreet, Inc. HomeStreet, Inc. (Nasdaq: HMST) is a diversified financial services Company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii through its various operating subsidiaries. The Company operates two primary business segments: Mortgage Banking, which originates and purchases single family residential mortgage loans, primarily for sale into secondary markets; and Commercial & Consumer Banking, including commercial real estate, commercial lending, residential construction lending, retail banking, private banking, investment, and insurance services. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com. Forward-Looking Statements This letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All statements relating to events or results that may occur in the future, including, but not limited to, the effects of acquisitions and restructuring, are forward-looking statements. When used in this letter, terms such as “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of those terms or other comparable terms are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause us to fall short of our expectations or may cause us to deviate from our current plans, as expressed or implied by these statements. The known risks that could cause our results to differ, or may cause us to take actions that are not currently planned or expected, are described under the heading Item 1A— “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission (the “SEC”). Unless required by law, the Company does not intend, and undertakes no obligation, to update or publicly release any revision to any forward-looking statements, whether as a result of the receipt of new information, the occurrence of subsequent events, the change of circumstance or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this letter. Important Additional Information On April 17, 2018, the Company filed a definitive proxy statement on Schedule 14A and form of associated WHITE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2018 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from shareholders in respect of the 2018 Annual Meeting of Shareholders. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND 9

ACCOMPANYING WHITE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The Definitive Proxy Statement was first sent to the shareholders of the Company on or about April 17, 2018 and is accompanied by a WHITE proxy card. Shareholders may also obtain a free copy of the Definitive Proxy Statement and other relevant documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at www.homestreet.com/proxy as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. HomeStreet, Inc. Investor Relations: Gerhard Erdelji, 206-515-4039 gerhard.erdelji@homestreet.com Or Okapi Partners LLC Bruce H. Goldfarb/Pat McHugh, 877-566-1922 info@okapipartners.com Media Relations: Sloane & Company Dan Zacchei/Joe Germani, 212-486-9500 Dzacchei@sloanepr.com / Jgermani@sloanepr.com 10